Exhibit 99.1

Tower Completes Acquisition of OneBeacon's Personal Lines Division

NEW YORK--(BUSINESS WIRE)--July 1, 2010--Tower Group, Inc. (NASDAQ: TWGP) announced today that it has completed the acquisition of the Personal Lines Division of OneBeacon Insurance Group for $167 million. Tower announced the transaction on February 2, 2010.

The Personal Lines Division writes and manages private passenger automobile, homeowners and personal package business in the northeastern United States with offices in Canton, Massachusetts; South Portland, Maine; and Williamsville, New York.

Michael Lee, President and Chief Executive Officer of Tower, stated, “We are pleased to complete the acquisition of OneBeacon's Personal Lines Division. Since the announcement, we have been working diligently to further develop our personal lines strategy and a detailed integration plan. We are confident in our ability, supported by our new employees and agents, to successfully execute our plan and meet our financial objectives while delivering quality personal lines products and services to our policyholders.”

The completed transaction includes the acquisition of Massachusetts Homeland Insurance Company, York Insurance Company of Maine and two management companies. The management companies are the attorneys-in-fact for Adirondack Insurance Exchange, a New York reciprocal insurer, and New Jersey Skylands Insurance Association, a New Jersey reciprocal insurer, which in turn owns a New Jersey domiciled stock insurance subsidiary, New Jersey Skylands Insurance Company. Tower has also purchased the surplus notes issued by the two reciprocal insurers.

About Tower Group, Inc.

Tower Group, Inc. offers diversified property and casualty insurance products and services through its operating subsidiaries. Its insurance company subsidiaries offer insurance products to individuals and small to medium-sized businesses through its network of retail and wholesale agents and specialty business through program underwriting agents. Tower's insurance services subsidiaries provide underwriting, claims and reinsurance brokerage services to other insurance companies.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release and any other written or oral statements made by or on behalf of Tower may include forward-looking statements that reflect Tower's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," "project," "intend," "estimate," "anticipate," "believe" and "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Please refer to Tower’s filings with the SEC, including among others Tower’s Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent filings on Form 10-Q, for a description of the important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Forward-looking statements speak only as of the date on which they are made, and Tower undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For more information visit Tower's website at http://www.twrgrp.com/.

CONTACT:
Tower Group, Inc.
Thomas Song, 212-655-4789
Managing Vice President
tsong@twrgrp.com